Exhibit 4.519
SIG AUSTRIA HOLDING GMBH
as Pledgor
SIG EURO HOLDING AG & CO. KGAA
as Company
THE BANK OF NEW YORK MELLON
as Collateral Agent and Pledgee

PLEDGE AGREEMENT
relating to the shares (Verpfändung von Aktien) in SIG EURO
HOLDING AG & CO. KGAA

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Credit Document (as defined in Clause 1 of this document) in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Credit Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee.

Contents

Clause	Page
1. Definitions and Language	4
2. Pledged Shares	11
3. Pledge	11
4. Scope of the Pledges	12
5. Purpose of the Pledges	14
6. Exercise of Membership Rights	14
7. Enforcement of the Pledges	14
8. Austrian Limitations on Enforcement	16
9. Undertakings of the Pledgor	16
10. Delegation	18
11. Indemnity	18
12. No liability	18
13. Duration and Independence	18
14. Release (Pfandfreigabe)	19
15. Partial Invalidity; Waiver	19
16. Amendments	20
17. Austrian Stamp Duty	20
18. Notices and their Language	21
19. Applicable Law, Jurisdiction	23
20. Conclusion of this Agreement (Vertragsschluss)	23
Schedule 1	25
Part I List of Current Borrowers	25
Part II List of Current Guarantors, Current 2009 Senior Secured Notes Guarantors, Current October 2010 Secured Notes Guarantors and Current February 2011 Secured Notes Guarantors	25

This Pledge Agreement (this “Agreement”) is made on 14 October 2011
BETWEEN:
(1)	SIG Austria Holding GmbH, having its business address as at the date of this Agreement at Industriestr. 3, A-5760 Saalfelden, Austria, and registered in the company book (Firmenbuch) of the Republic of Austria under FN 236071 P (the “Pledgor”) ;

(2)	SIG Euro Holding AG & Co. KGaA, an association limited by shares (Kommanditgesellschaft auf Aktien) organised under the laws of the Federal Republic of Germany having its business address at RurstraBe 58, 52441 Linnich, Germany, and registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren under HRB 5754 (the “Company”); and

(3)	The Bank of New York Mellon, having its business address at 1 Wall Street, New York, N.Y. 10286, The United States of America, in its capacity as collateral agent under the First Lien Intercreditor Agreement (as defined below) (the “Collateral Agent”, or the “Pledgee”).
WHEREAS:
(A)	Pursuant to the second amended and restated senior secured multi -currency term and revolving credit agreement dated 9 August 201 1 of currently up to USD 4,445,000,000 and EUR 330,000,000 between, inter alia, the parties listed in Schedule I Part 1 hereto as current borrowers (the “Current Borrowers”), the parties listed in Schedule I Part 2 hereto as current guarantors (the “Current Guarantors”), Credit Suisse AG as administrative agent and others (as amended, varied, novated, restated, supplemented, superseded or extended from time to time, the “Second Amended and Restated Credit Agreement”), which amends and restates the multi-currency term and revolving credit agreement dated 5 November 2009 between, inter alia, the Current Borrowers and the Current Guarantors, Credit Suisse AG as administrative agent and others (as amended and restated pursuant to the Second Amended and Restated Credit Agreement and as further amended, varied, novated, restated, supplemented, superseded or extended from time to time, hereinafter the “Credit Agreement”), certain lenders (together the “Original Lenders”) have granted certain facilities to the Current Borrowers and certain other entities which may accede or may have acceded to the Credit Agreement as additional borrowers.

(B)	Pursuant to a senior secured notes indenture dated 5 November 2009 between, inter alia, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., and Reynolds Group Issuer (Luxembourg) S.A as ultimate issuers (the “Issuers”), certain affiliates of the Issuers listed in Schedule I Part 2 hereto as current 2009 senior secured notes guarantors (the “Current 2009 Senior Secured Notes Guarantors”) and The Bank of New York Mellon, as indenture trustee, principal paying agent, transfer agent and registrar, (as amended, varied, novated, supplemented, superseded or extended from time to time, the “2009 Senior Secured Notes Indenture”), the Issuers have issued senior secured notes due 2016 in the aggregate principal amount of USD 1,125,000,000 (the “US Secured Notes”) and senior secured notes due 2016 in the aggregate principal amount of EUR 450,000,000 (the “Euro Secured Notes” and together with the US Secured Notes the “2009 Senior Secured Notes”) to certain noteholders.

(C)	Pursuant to a senior secured notes indenture dated 15 October 2010 between, inter alia, RGHL US Escrow I LLC, RGHL US Escrow I Inc., and RGHL Escrow Issuer (Luxembourg) I S.A. as escrow issuers (the “Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “October 2010 Secured Notes Indenture”), the Escrow Issuers have issued secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 in escrow (the “October 2010 Secured Notes”). In connection with the release from escrow of the proceeds of the October 2010 Secured Notes, which occurred on 16 November 2010, the Escrow Issuers were merged with and into the Issuers, with each of the Issuers surviving the applicable mergers or other transfers and assuming by operation of law the obligations of the applicable Escrow Issuers with respect to the October 2010 Secured Notes Indenture and the October 2010 Secured Notes. Certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto have acceded to the October 2010 Secured Notes Indenture as current October 2010 secured notes guarantors (the “Current October 2010 Secured Notes Guarantors”).

(D)	Pursuant to a senior secured notes indenture dated 1 February 2011 between, inter alia, the Issuers, The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “February 2011 Secured Notes Indenture”), the Issuers have issued secured notes due 2021 in the aggregate principal amount of USD 1,000,000,000 (the “February 2011 Secured Notes”) which are guaranteed by certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current February 2011 secured notes guarantors (the “Current February 2011 Secured Notes Guarantors”).

(E)	The Pledgor has entered into the Existing Share Pledge Agreements (as defined below).

(F)	Pursuant to a senior secured notes indenture dated 9 August 2011 between, inter alia, RGHL US Escrow II LLC and RGHL US Escrow II Inc. as escrow issuers (the “August 2011 Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “New Secured Notes Indenture”), the August 2011 Escrow Issuers have issued senior secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 (the “New Secured Notes”). In connection with the release from escrow of the proceeds of the New Secured Notes, RGHL US Escrow II Inc. and RGHL US Escrow II LLC were merged with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together with Reynolds Group Issuer (Luxembourg) S.A. the “August 2011 Ultimate Issuers”), respectively, and the obligations of the August 2011 Escrow Issuers were assumed by the August 2011 Ultimate Issuers pursuant to a supplemental indenture between, among others, the August 2011 Escrow Issuers, the August 2011 Ultimate Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent. At such time certain affiliates of the August 2011 Ultimate Issuers listed in Schedule 1 Part 3 hereto acceded as current new secured notes guarantors (the “Current New Secured Notes Guarantors”) to the New Secured Notes Indenture).

(G)	As a result of the Second Amended and Restated Credit Agreement and the amendment No. 6 and incremental term loan assumption agreement dated 9 August 2011 between, inter alia, the Current Borrowers, the Current Guarantors, Credit Suisse AG as administrative agent and others (the “Amendment No. 6 and Incremental Term Loan Assumption Agreement”) certain lenders have agreed to grant incremental term loans in an aggregate amount of up to USD 2,000,000,000.

(H)	The Pledgor has agreed to grant an additional pledge (subject to the pledges arising under the Existing Share Pledge Agreements (as defined below)) over its Shares (as defined below) in the Company as security for the Pledgee’s respective claims against the Grantors (as defined below) (or any of them) in respect of the Obligations (as defined below).

(I)	The security created by or pursuant to this Agreement is to be administered by the Collateral Agent for the Secured Parties (as defined below) pursuant to a first lien intercreditor agreement dated 5 November 2009 (as amended by the Amendment No. 1 and Joinder Agreement (as defined below)) between, inter alia, the Collateral Agent, the Indenture Trustee, the Administrative Agent and the Grantors (each as defined below) and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “First Lien Intercreditor Agreement”).

(J)	SIG Combibloc Group AG is the owner of 501 (in words: five hundred one) shares in the Company, Nos. 9,500-10,000, which are represented by a global share certificate (the “Existing Share Certificate 2”).

(K)	The Pledgor and SIG Combibloc Group AG as sole shareholders (Aktionäre) of the Company have approved and consented to the Pledge (as defined below) in a resolution of the shareholders (Hauptversammlungsbeschluss) a copy of which is attached hereto as Schedule 2.
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE

1.1	Definitions

In this Agreement:

“Administrative Agent” means Credit Suisse AG, Cayman Island branch, having its business address at Eleven Madison Avenue, New York, NY 10010, United States of America in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

“Amendment No.1 and Joinder Agreement” means the joinder agreement dated 21 January 2010 relating to the First Lien Intercreditor Agreement made among (amongst others) the Collateral Agent, Wilmington Trust (London) Limited, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which Wilmington Trust (London) Limited was appointed as additional collateral agent and became party to the First Lien Intercreditor Agreement.

“Borrowers” means the Current Borrowers and any entity which may accede to the Credit Agreement as an additional borrower and “Borrower” means any of them.

“Cash Management Bank” shall mean Citibank N.A., Banco Nacional De Mexico S.A., Citibank International PLC, UK, Citibank (China) Co., Limited, Citibank Global Markets Deutschland AG & Co KGaA, Citibank ZRT, Hungary, a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time the cash management services arrangement is entered into) provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as cash management bank.

“Cash Management Services” shall mean any agreement or arrangement by a Cash Management Bank to provide any composite accounting or other cash pooling arrangements and netting, overdraft protection and other arrangements with any bank arising under standard business terms of such Cash Management Bank to a Grantor.

“Credit Documents” shall mean the Loan Documents, the 2009 Senior Secured Notes Documents, the October 2010 Secured Notes Documents, the February 2011 Secured Notes Documents and the New Secured Notes Documents.

“Enforcement Event” shall mean an Event of Default.

“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the 2009 Senior Secured Notes Indenture and/or the October 2010 Secured Notes Indenture and/or the February 2011 Secured Notes Indenture and/or the New Secured Notes Indenture.

“Existing Intercreditor Agreement” means the existing intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007, as amended and restated on 5 November 2009 and as further amended on 5 November 2010) between, inter alia, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S.à r.l., Credit Suisse AG (formerly Credit Suisse) as security trustee and others.

“Existing Share Certificate 1” has the meaning given to such term in sub-Clause 2.2 hereof.

“Existing Share Certificate 2” has the meaning given to such term in Preamble(J).

“Existing Shares” has the meaning given to such term in sub-Clause 2.2 hereof.

“Existing Share Pledge Agreements” means
(a)	the share pledge agreement dated 4 March 2010 (as amended by a confirmation and amendment agreement dated 27 August 2010 (the “Share Pledge Confirmation and Amendment Agreement”) entered into between SIG Austria Holding GmbH as pledgor and The Bank of New York Mellon as collateral agent and pledgee;

(b)	the Share Pledge Confirmation and Amendment Agreement;

(c)	the share pledge agreement dated 14 January 2011 entered into between SIG Austria Holding GmbH as pledgor and The Bank of New York Mellon as collateral agent and pledgee; and

(d)	the share pledge agreement dated 7 June 2011 entered into between SIG Austria Holding GmbH as pledgor and The Bank of New York Mellon as collateral agent and pledgee.
“February 2011 Secured Notes Documents” shall mean the February 2011 Secured Notes Indenture, the February 2011 Secured Notes Guarantees, the February 2011

Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the February 2011 Secured Notes and/or the February 2011 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“February 2011 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the February 2011 Secured Notes and the February 2011 Secured Notes Indenture by the February 2011 Secured Notes Guarantors.

“February 2011 Secured Notes Guarantors” means the Current February 2011 Secured Notes Guarantors and any entity which may accede to the February 2011 Secured Notes Indenture as additional guarantor.

“February 2011 Secured Notes Holders” shall mean the holders from time to time of the February 2011 Secured Notes.

“February 2011 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the February 2011 Secured Notes Indenture and any successor appointed as indenture trustee under the February 2011 Secured Notes Indenture

“Future Shares” means any and all shares in the Company in whatever nominal value which the Pledgor may hold in the future other than the Existing Shares (arising from a split of shares, purchase of shares in the context of the mandatory public offer or otherwise).

“Grantors” means the Loan Parties, the Issuers, the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors and the New Secured Notes Guarantors and any person that has granted a security interest to the Collateral Agent and/or the Secured Parties in respect of the obligations of the Loan Parties, the Issuers and the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors and the New Secured Notes Guarantors under the Credit Documents and “Grantor” means any of them.

“Grantors’ Agent” shall mean Reynolds Group Holdings Limited or any other person appointed as agent of the Grantors in accordance with the Principal Finance Documents.

“Group” means Reynolds Group Holdings Limited and its direct or indirect subsidiaries (Tochtergesellschaften).

“Hedge Counterparty” means a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time a hedging agreement is entered into) who has entered into a hedging agreement for the purpose of hedging interest rate liabilities and/or any exchange rate and/or commodity price risks provided it has become a party, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, to the First Lien Intercreditor Agreement in its capacity as hedge counterparty.

“Incremental Assumption Agreement” shall mean an incremental assumption agreement relating to incremental facilities of up to USD 2,000,000,000 among, and in form and substance reasonably satisfactory to, one or more Borrowers, the Administrative Agent, one or more Incremental Term Lenders and/or one or more Incremental Revolving Credit Lenders pursuant to which one or more Incremental Term Lenders make available Incremental Term Loan Commitments and/or one or more Incremental Revolving Credit Lenders make available Incremental Revolving Credit Commitments respectively.

“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding revolving loan under the Credit Agreement of any class as a result of an Incremental Revolving Credit Commitment.

“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain revolving credit loans to one or more Borrowers.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain term loans to one or more Borrowers.

“Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the 2009 Senior Secured Notes Indenture and any successor appointed as indenture trustee under the 2009 Senior Secured Notes Indenture.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement, in each case as amended, novated, supplemented, restated, or modified from time to time.

“Issuing Bank” means Credit Suisse AG or any other Lender or any affiliate of Credit Suisse AG or any other Lender that issues letters of credit or bank guarantees under the Credit Agreement.

“Lenders” shall mean the Original Lenders and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.

“Loan Documents” shall mean the Credit Agreement, the Amendment No.1 and Joinder Agreement, the Second Amended and Restated Credit Agreement and the Amendment No. 6 and Incremental Term Loan Assumption Agreement, any borrowing subsidiary agreement and/or guarantor joinder agreement relating to the Credit Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any security documents relating to the Credit Agreement, any hedging agreement entered into by a Hedge Counterparty and a Grantor, each Incremental Assumption Agreement, the Intercreditor Arrangements, each Promissory Note, any agreement between a Grantor and a Cash Management Bank relating to Cash Management Services, each Local Facility Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.

“Loan Parties” shall mean the Borrowers, the Current Guarantors and any entity which may accede to the Credit Agreement as additional guarantor and a “Loan Party” means any of them.

“Local Facilities” means working capital facilities provided to a Grantor (other than Beverage Packaging Holdings (Luxembourg) I S.A., Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S.à r.l. and the Borrowers) by a Local Facility Provider and “Local Facility” means any of them.

“Local Facility Agreements” shall mean any agreement under which a Local Facility is made available.

“Local Facility Provider” means HSBC Trinkaus & Burkhardt AG, Deutsche Bank AG, Commerzbank Aktiengesellschaft and Hong Kong and Shanghai Banking Corporation Ltd., Thailand, Bank of America, N.A., Canada Branch, FIA Card Services, N.A., Citibank N.A., Citibank (China) Co., Ltd., Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex, Bank of America, N.A., provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as local facility provider.

“New Secured Notes Documents” shall mean the New Secured Notes Indenture, the New Secured Notes Guarantees, the New Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the New Secured Notes and/or the New Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“New Secured Notes Guarantees” shall mean the guarantees of the obligations of the August 2011 Escrow Issuers and/or of the August 2011 Ultimate Issuers under the New Secured Notes and the New Secured Notes Indenture by the New Secured Notes Guarantors.

“New Secured Notes Guarantors” means the Current New Secured Notes Guarantors and any entity which may accede to the New Secured Notes Indenture as additional guarantor.

“New Secured Notes Holders” shall mean the holders from time to time of the New Secured Notes.

“New Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the New Secured Notes Indenture and any successor appointed as indenture trustee under the New Secured Notes Indenture.

“Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Grantor to the Pledgee under each or any of the Credit Documents (including, but not limited to, the Parallel Obligations), including with respect to all costs, charges and expenses incurred by the Pledgee in connection with the protection, preservation or enforcement of its rights under the Credit Documents or any other document evidencing or securing any such liabilities. The Obligations shall further include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

“October 2010 Secured Notes Documents” shall mean the October 2010 Secured Notes Indenture, the October 2010 Secured Notes Guarantees, the October 2010 Secured Notes, the Intercreditor Arrangements, any supplemental indenture relating to the October 2010 Secured Notes Indenture, any security document relating to the October 2010 Secured Notes and/or the October 2010 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“October 2010 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the October 2010 Secured Notes and the October 2010 Secured Notes Indenture by the October 2010 Secured Notes Guarantors.

“October 2010 Secured Notes Guarantors” means the Current October 2010 Secured Notes Guarantors and any entity which may accede to the October 2010 Secured Notes Indenture as additional guarantor.

“October 2010 Secured Notes Holders” shall mean the holders from time to time of the October 2010 Secured Notes.

“October 2010 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the October 2010 Secured Notes Indenture and any successor appointed as indenture trustee under the October 2010 Secured Notes Indenture.

“Parallel Obligations” means the independent obligations of any of the Grantors arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Grantor to the other Secured Parties (or any of them) under the Credit Documents.

“Pledges” means each pledge constituted under this Agreement and “Pledge” means any of them.

“Principal Finance Documents” means the Credit Agreement, the 2009 Senior Secured Notes Indenture, the October 2010 Secured Notes Indenture, the February 2011 Secured Notes Indenture, the New Secured Notes Indenture and the First Lien Intercreditor Agreement.

“Promissory Note” shall mean any promissory note executed and delivered by a Borrower upon the request of a Lender evidencing the amount of principal owed by such Borrower to such Lender under the Credit Agreement.

“Secured Parties” shall mean the Lenders (including in their capacity as issuing bank(s), and/or Hedge Counterparties under the Credit Agreement), the Hedge Counterparties, the Administrative Agent, any Issuing Bank, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Credit Document, the 2009 Senior Secured Notes Holders, the October 2010 Secured Notes Holders, the February 2011 Secured Notes Holders and the New Secured Notes Holders, the Indenture Trustee, the October 2010 Secured Notes Indenture Trustee, the February 2011 Secured Notes Indenture Trustee and the New Secured Notes Indenture Trustee, the Collateral Agent, the Local Facility Providers and the Cash Management Banks.

“2009 Senior Secured Notes Documents” shall mean the 2009 Senior Secured Notes Indenture, the 2009 Senior Secured Notes Guarantees, the 2009 Senior Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the 2009 Senior Secured Notes and/or the 2009 Senior Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“2009 Senior Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the 2009 Senior Secured Notes and the 2009 Senior Secured Notes Indenture by the 2009 Senior Secured Notes Guarantors.

“2009 Senior Secured Notes Guarantors” means the Current 2009 Senior Secured Notes Guarantors and any entity which may accede to the 2009 Senior Secured Notes Indenture as additional guarantor.

“2009 Senior Secured Notes Holders” shall mean the holders from time to time of the 2009 Senior Secured Notes.

“Share Certificates” means the Existing Share Certificate 1 (as defined in Clause 2.2 below), and any other certificate or securities representing any of the Future Shares or any rights in relation thereto, including interest and dividend coupons, annuity bands, renewal coupons and all related certificates.

“Shares” means the Existing Shares and the Future Shares.

“Stamp Duty Sensitive Document” shall mean (a) any original of any Credit Document and (b) any signed document (including email, PDF, TIF and other comparable formats) that constitutes a deed (Urkunde) within the meaning of section 15 of the Austrian Stamp Duty Act (as interpreted by the Austrian tax authorities), whether documenting or confirming the entering into of the relevant transaction (rechtserzeugende Urkunde) or documenting that the relevant transaction has been entered into (rechtsbezeugende Urkunde), or a substitute deed (Ersatzurkunde) within the meaning of section 15 of the Austrian Stamp Duty Act (as interpreted by the Austrian tax authorities), including, without limitation, any notarized copy, any certified copy and any written minutes recording the transactions (Rechtsgeschäfte) contemplated by, or referenced in, any Credit Document.

“Stamp Duty Guidelines” means the stamp duty guidelines set out in Schedule 3 (Stamp Duty Guidelines).

1.2	Construction

In this Agreement:

1.2.1	Terms used in this Agreement or in any notice relating hereto but not defined have the meanings ascribed thereto in the First Lien Intercreditor Agreement; and

1.2.2	any reference to a “Clause”, a “sub-Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause, a sub-Clause or a Schedule hereof.

1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.4	Solely for the purposes of Clause 17 (Austrian Stamp Duty) and Schedule 3 (Stamp Duty Guidelines), “written” shall mean that what is “written” was translated into letters (Buchstaben) that are or can be made visible on a physical or electronic device of whatever type and format, including paper and screen, and, accordingly, communication, documents or notices being “in writing” shall include not only paper- form (letter or fax) communication, documents or notices but also electronic communication, documents or notices, including by way of e-mail; and “signed” communication, documents or notices refers to written communication, documents or notices that carry a manuscript, digital or electronic or other technically reproduced signature, and “signature” shall be construed accordingly.

2.	PLEDGED SHARES

2.1	The Company has a registered share capital (Grundkapital) of EUR 10,000,000 (in words: Euro ten million) which is divided into 10,000 registered shares (Namensaktien) with no nominal value (Stückaktien ohne Nennwert) which are at the date of this agreement represented by the Existing Share Certificate 1 (as defined below) and the Existing Share Certificate 2.

2.2	The Pledgor is the owner of 9,499 (in words nine thousand four hundred ninety nine) shares in the Company, Nos. 1-9,499 (the “Existing Shares”), which are represented by a global share certificate (the “Existing Share Certificate 1”).

3.	PLEDGE

3.1	The Pledgor hereby pledges (verpfändet) to the Pledgee as security all Shares in the Company together with all ancillary rights and claims associated with the Shares as more particularly specified in Clause 4.1 hereof by pledging each Share Certificate representing any Shares to the Pledgee.

3.2	The Pledgor shall:

3.2.1	duly endorse (indossieren) all Share Certificates (other than the Existing Share Certificate 1) which are endorsed in its name with a blank endorsement (Blankoindossament). The Pledgee and the Pledgor acknowledge that the Existing Share Certificate 1 which is endorsed in the Pledgor’s name has been duly endorsed (indossieren) by the Pledgor with a blank endorsement (Blankoindossament); and

3.2.2	deliver (übergeben) all Share Certificates endorsed by the Pledgor in accordance with Clause 3.2.1 above to an authorised representative of the Pledgee in Germany for the purpose of depositing the Share Certificates with the Pledgee. For the avoidance of doubt, the Existing Share Certificate 1 is already in the possession of the Pledgee. The Pledgor shall use all reasonable endeavours (including offering delivery of the relevant Share Certificate to the Pledgee in Germany within normal business hours) to deliver any other Share Certificate endorsed by the Pledgor in accordance with clause 3.2.1 above to the Pledgee in Germany without undue delay upon the Pledgor becoming the owner of the Shares to which it relates.

3.3	The Pledgor hereby further assigns to the Pledgee all present and future claims for the return of any Share Certificate against third parties (other than the Pledgee) having or obtaining actual possession of a Share Certificate. Such third parties shall be notified forthwith by the Pledgor of the Pledges (as soon as the Pledgor becomes aware of such third party having or obtaining actual possession of a Share Certificate).

3.4	The Pledges shall extend automatically to any newly issued certificates representing, replacing or supplementing any of the Shares which shall forthwith be duly endorsed (indossiert) with a blank endorsement (Blankoindossament) and delivered to (übergeben) to the Pledgee in Germany.

3.5	In addition to the Pledges created in accordance with Clause 3.1 to 3.4 (inclusive) above, the Pledgor hereby creates a Pledge over all Shares by way of pledging the Pledgor’s rights in the Company (Mitgliedschaftsrechte) arising from such Shares in accordance with sections 1274, 413, 398 of the German Civil Code (BGB) in favour of the Pledgee.

3.6	The Pledgee hereby accepts all Pledges and assignments made pursuant to this Clause 3.

3.7	The validity and effect of each of the Pledges shall be independent from the validity and the effect of the other Pledges created hereunder.

3.8	For the avoidance of doubt, the parties agree that nothing in this Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of all or part of the Obligations.

3.9	Each of the Pledges is in addition, and without prejudice, to any other security the Secured Parties may now or hereafter hold in respect of the Obligations.

4.	SCOPE OF THE PLEDGES

4.1	The Pledges constituted by this Agreement include the present and future rights:
(a)	to receive and/or withdraw dividends, to receive payments under an interest coupon (Zinsanteilsschein), dividend coupon (Dividendenschein) or talon

(Erneuerungsschein) and any other similar cash payments and other forms of profit distribution;

(b)	to receive all other pecuniary claims associated with the Shares;

(c)	to subscribe for newly issued shares of the Company; and

(d)	all other rights and benefits attributable to the Shares (including without limitation all present and future pecuniary claims of the Pledgor against the Company arising under or in connection with any domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) or partial profit transfer agreement (Teilgewinnabführungsvertrag) which may be entered into between the Pledgor and the Company).
4.2	Notwithstanding that the items set out in Clause 4.1 above are pledged hereunder, the Pledgor shall be entitled to receive and retain the items set out in Clause 4.1 in respect of, and otherwise deal (in accordance with the provisions of this Agreement and any other Principal Finance Document) with all items described in Clause 4.1 in respect of the Shares at all times other than any time the Pledgee is entitled to enforce the Pledges constituted hereunder.

4.3	On the date and during the period in which the Pledgee is entitled, in accordance with Clause 7 (Enforcement of the Pledges) hereof, to enforce the Pledges (or any part thereof):
(a)	all dividends paid or payable and any other property received, receivable or otherwise distributed in respect of or in exchange for the Shares;

(b)	all dividends or other distributions or payments paid or payable in respect of the Shares in connection with the partial or total liquidation or dissolution of the Company or in connection with the reduction of the amount of the registered share capital of the Company; and

(c)	all cash paid, payable or otherwise distributed in respect of the principal of, or in redemption of, or in exchange for the Shares shall be forthwith delivered to the Pledgee and held as security for the benefit of the Secured Parties. If such proceeds or property are received by the Pledgor, they shall be received as trustee for the benefit of the Secured Parties and shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Pledgee for the benefit of the Secured Parties as security in the form so received (with any necessary endorsement).

5.	PURPOSE OF THE PLEDGES

The Pledges hereunder are constituted in order to secure the prompt and complete satisfaction of any and all Obligations. The Pledges shall also cover any future extension of the Obligations and the Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to this Agreement.

6.	EXERCISE OF MEMBERSHIP RIGHTS

The membership rights, including the voting rights, attached to the Shares remain with the Pledgor. The Pledgor may exercise its membership rights in any manner which does not adversely affect the validity and enforceability of the Pledges, the existence of all or part of the Shares or cause an Event of Default to occur. The Pledgor undertakes, unless otherwise permitted by the Principal Finance Documents, not to support any resolutions which if passed would constitute a breach of its obligations under Clause 9 or any other obligation under this Agreement.

7.	ENFORCEMENT OF THE PLEDGES

7.1	If (i) an Enforcement Event has occurred and is continuing and (ii) the requirements set forth in Sections 1273 para 2, 1204 et seq. of the German Civil Code with regard to the enforcement of any of the Pledges are met (Pfandreife), in particular, if any of the Obligations has become due and payable, then in order to enforce the Pledges (or any of them), the Pledgee (acting on the instructions of the Secured Parties) may at any time thereafter avail itself of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.

7.2	Notwithstanding Section 1277 of the German Civil Code, the Pledgee is entitled to exercise its rights without obtaining enforceable judgment or other instrument (vollstreckbarer Titel). The Pledgee shall be entitled to have the Pledges enforced in any manner allowed under the laws of the Federal Republic of Germany, in particular have the Pledges sold (including at public auction).

7.3	The Pledgor hereby expressly agrees that five business days’ prior written notice to the Pledgor of the place and time of any such sale shall be sufficient and the Pledgee shall not be obliged to deliver any further notices (including, but not limited to the notices set out under Section 1234 of the German Civil Code) to the Pledgor prior to such sale. The sale may take place at any place in the Federal Republic of Germany designated by the Pledgee.

7.4	If the Pledgee (acting on the instructions of the Secured Parties) should seek to enforce the Pledges under sub-Clause 7.1, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Shares or any part thereof and/or the exercise by the Pledgee of any other right it may have as a Pledgee.

7.5	Whilst the requirements for enforcement under sub-Clause 7.1 are continuing all subsequent payments attributable to the Shares and all payments based on similar ancillary rights attributed to the Shares may be applied by the Pledgee in satisfaction in whole or in part of the Obligations or treated as additional collateral.

7.6	Even if the requirements for enforcement referred to under sub-Clause 7.1 above are met, the Pledgee shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Shares. During the continuation of an event which allows the Pledgee to enforce the Pledges, the Pledgor shall have the obligations and the Pledgee shall have the rights set forth in sub-Clause 9.8 below regardless of which resolutions are intended to be adopted.

7.7	The Pledgee may, in its sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Obligations. The Pledgor hereby expressly waives its right pursuant to Section 1230 sentence 2 of the German Civil Code to limit the realisation of the Pledges and pledges over partnership interests or shares in one or more other companies to such number of pledges as are necessary to satisfy the Obligations and agrees further that the Pledgee may decide to enforce the Pledges in the Company individually at separate proceedings or together with pledges over partnership interests or shares in one or more other companies at one single proceeding (Gesamtverwertung).

7.8	The Pledgor hereby expressly waives all defenses of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.

7.9	The Pledgor hereby expressly waives its defenses based on defenses any Grantor might have against any of the Obligations (Einreden des Hauptschuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.

7.10	If the Pledges are enforced or if the Pledgor has discharged any of the Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor - Forderungsübergang auf den Verpfänder) shall not apply and no rights of the Pledgee shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall at no time before, on or after an enforcement of the Pledges and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from the Company or any of the Company’s affiliates or to assign any of these claims.

8.	AUSTRIAN LIMITATIONS ON ENFORCEMENT

The Pledgor and the Pledgee agree that proceeds from an enforcement of the Pledges shall not be applied in satisfaction of the obligations secured by the Pledges but shall be released and turned over to the Pledgor if and to the extent that such application would violate mandatory Austrian capital maintenance rules (Kapitalerhaltungsvorschriften) as amended from time to time and as interpreted by the Austrian Supreme Court from time to time pursuant to Austrian company law, in particular Sections 82 et seq of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung) and/or Sections 52 and 65 et seq of the Austrian Stock Corporation Act (Aktiengesetz). This limitation on the satisfaction of the obligations secured by the Pledges applies from the date this Agreement enters into force as well as on any date until the termination date of this Agreement, particularly on the date of a possible enforcement of the Pledges and the payments thereunder.

9.	UNDERTAKINGS OF THE PLEDGOR

Unless otherwise permitted by the Principal Finance Documents, during the term of this Agreement, the Pledgor undertakes to the Pledgee:

9.1	not to take, or participate in, any action which results or might result in the Pledgor’s loss of ownership of all or part of the Shares or any other transaction which would have the same result as a sale, transfer or other disposal of the Shares or which would for any other reason be inconsistent with the security interest of the Pledgee or the security purpose (as described in Clause 5) or defeat, impair or circumvent the rights of the Pledgee except as permitted by the Pledgee (acting reasonably);

9.2	to procure that all Share Certificates representing the Shares acquired by the Pledgor will, promptly following the acquisition of the relevant Shares, be delivered (übergeben) to the Pledgee;

9.3	not to encumber, permit to subsist, create or agree to create any other security interest or third party right in or over the Shares or other rights subject to the Pledges and the Existing Share Pledge Agreements;

9.4	to inform the Pledgee promptly of any change made in the registered share capital of the Company, or of any changes to the Company’s articles of association which would materially adversely affect the security interest of the Pledgee;

9.5	to promptly notify the Pledgee of any attachment (Pfändung) in respect of any of the Shares or any ancillary rights set out in sub-Clause 4.1, such notice to be accompanied by any documents the Pledgee might need to defend itself against any claim of a third party. In particular, the Pledgor shall promptly forward to the Pledgee a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment;

9.6	in the event of any increase in the capital of the Company, not to allow, without the prior written consent of the Pledgee (such consent not to be unreasonably withheld), any party other than itself or SIG Combibloc Group AG to subscribe for any Future Shares, and not to defeat, impair or circumvent in any way the rights of the Pledgee created hereunder;

9.7	to pledge in favour of the Pledgee on terms identical to the terms of this Agreement any Future Shares which it acquires upon an increase of the capital of the Company by way of capital contribution (Kapitalerhöhung gegen Einlage) or out of authorised capital (Kapitalerhöhung aus genehmigtem Kapital) promptly after the registration of such increase of the capital of the Company in the competent commercial register (Handelsregister) and the acquisition of such Future Shares;

9.8	to promptly inform the Pledgee in writing of all matters concerning the Company of which the Pledgor is aware which would materially adversely affect the security interest of the Pledgee. In particular, the Pledgor shall notify the Pledgee, forthwith of any shareholders’ meeting at which a shareholders’ resolution is intended to be adopted which would have a materially adverse effect upon any of the Pledges. The Pledgor shall allow, following the occurrence and during the continuance of an Enforcement Event, the Pledgee or, as the case may be, its proxy or any other person designated by the Pledgee, to participate in all such shareholders’ meetings of the Company as attendants without power to vote. Subject to the provision contained in sub- Clause 13.1, the Pledgee’s right to attend the shareholders’ meeting shall lapse immediately upon complete satisfaction and discharge of the Obligations;

9.9	to refrain from any acts or omissions, subject to the performance of its rights and duties under the Existing Share Pledge Agreements, the purpose or effect of which is or would be the dilution of the value of the Shares or the Shares ceasing to exist except if permitted by the Pledgee (acting reasonably);

9.10	not to amend the articles of association of the Company to the extent that such amendment would materially adversely affect the security interest of the Pledgee created hereunder without the prior written consent of the Pledgee (such consent not to be unreasonably withheld); and

9.11	insofar as additional declarations or actions are necessary for the creation of the Pledges (or any of them) in favour of the Pledgee, the Pledgor shall at the Pledgee’s reasonable request (acting on the reasonable request of the Secured Parties) make such declarations and undertake such actions at the Pledgor’s costs and expenses. For the avoidance of doubt, notification and consent requirements as set out in sub-Clause 9.1 to 9.10 of this Agreement are deemed to be satisfied by the Pledgor if and to the extent such notification or consent has been delivered under the Existing Share Pledge Agreements provided that such notification to the Pledgee or consent of the Pledgee makes reference to this Agreement and the Existing Share Pledge Agreements.

10.	DELEGATION

The Pledgee shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such terms and conditions as it shall see fit. The Pledgee shall only remain liable for diligently selecting and providing initial instructions to such delegate.

11.	INDEMNITY

To the extent set out in the First Lien Intercreditor Credit Agreement, the Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Pledgee, its agents its attorneys and any delegate against any action, proceeding, claims, losses, liabilities, damages, expenses, demands, taxes, losses and costs which it may sustain as a consequence of any breach by the Pledgor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Pledges.

12.	NO LIABILITY

Except to the extent provided in the Principal Finance Documents, none of the Pledgee, its nominee(s) or agent(s) or delegate(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the assets and rights subject to the security interest created hereunder, save in respect of any loss or damage which is suffered as a result of wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit) by the Pledgee, its nominee(s) or agent(s) or delegate(s), or (c) the enforcement or realisation of all or any part of the security interest created hereunder.

13.	DURATION AND INDEPENDENCE

13.1	This Agreement shall remain in full force and effect until complete satisfaction of the Obligations. The Pledges shall not cease to exist, if any Grantor under the Credit Documents has only temporarily discharged the Obligations.

13.2	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Credit Documents or in any document or agreement related to any of the Credit Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.

13.3	This Agreement is independent from any other security or guarantee which may have been or will be given to the Pledgee. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

13.4	Waiving Section 418 of the German Civil Code, the Pledgor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Obligations to, or by, any third party.

14.	RELEASE (PFANDFREIGABE)

14.1	Upon complete and irrevocable satisfaction of the Obligations, the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practical declare in writing the release of the Pledges (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Obligations the Pledges, due to their accessory nature (Akzessorietät), cease to exist by operation of German mandatory law.

14.2	At any time when the total value of the aggregate security granted by the Pledgor and any of the other Grantors to secure the Obligations (the “Security”) which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the Obligations (the “Limit”) not only temporarily, the Pledgee shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgee may in its reasonable discretion (as instructed in accordance with the First Lien Intercreditor Agreement) determine so as to reduce the realisable value of the Security to the Limit.

14.3	The Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practicable declare in writing the release of the Pledges (Pfandfreigabe) to the Pledgor in accordance with, and to the extent required by, the Intercreditor Arrangements.

15.	PARTIAL INVALIDITY; WAIVER

15.1	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction (including Austrian law, in particular Austrian capital maintenance rules), such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the parties.

15.2	No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

15.3	In particular, the Pledges shall not be affected and shall in any event extend to any and all shares in the Company even if the number or nominal value of the Existing Shares or the aggregate share capital of the Company as stated in Clause 2 are inaccurate or deviate from the actual facts.

16.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 16 shall be made in writing.

17.	AUSTRIAN STAMP DUTY

17.1	The parties to this Agreement (each a “Party” and together the “Parties”) shall perform their obligations under or in connection with the Agreement exclusively at the Place of Performance (as defined below), but in no event at a place in Austria and the performance of any obligations or liability under or in connection with the Agreement within the Republic of Austria shall not constitute discharge or performance of such obligation or liability. For the purposes of the above, “Place of Performance” means: (i) in relation to any payment under or in connection with the Agreement, the place at which such payment is to be made pursuant to the Credit Documents; and (ii) in relation to any other obligation or liability under or in connection with the Agreement, the premises of the Administrative Agent or the Indenture Trustee (as the case may be) in New York or any other place outside of Austria as the Administrative Agent or the Indenture Trustee (as the case may be) may specify from time to time. Any payment made under or in connection with the Agreement shall be made from and to an account outside of Austria.

17.2	No Party shall bring or send to, or otherwise produce in, Austria a Stamp Duty Sensitive Document or communicate in writing other than in compliance with the Stamp Duty Guidelines, in each case other than in the event that: (i) it does not cause a liability of a Party to pay stamp duty in the Republic of Austria; (ii) a Party wishes to enforce any of its rights under or in connection with a Credit Document in any form of proceedings in the Republic of Austria and is only able to do so by bringing or sending to, or otherwise producing in, Austria a Stamp Duty Sensitive Document and it would not be sufficient for that Party to bring or send to, or otherwise produce in, Austria a document that is not a Stamp Duty Sensitive Document (e.g. a simple/uncertified copy (i.e. a copy which is not an original, notarised or certified copy) of the relevant Stamp Duty Sensitive Document) for the purposes of such enforcement; in furtherance of the foregoing, no Party shall (A) object to the introduction into evidence of an uncertified copy of any Stamp Duty Sensitive Document or raise a defence to any action or to the exercise of any remedy on the basis of an original or certified copy of any Stamp Duty Sensitive Document not having been introduced into evidence, unless such uncertified copy actually introduced into evidence does not accurately reflect the content of the original document and (B) if such Party is a party to proceedings before an Austrian court or authority, contest the authenticity (Echtheit) of an uncertified copy of any such Stamp Duty Sensitive Document, unless such uncertified copy actually introduced into evidence does not accurately reflect the content of the original document; or (iii) a Party is required by law, governmental body, court, authority or agency pursuant to any legal requirement (whether for the purposes of initiating, prosecuting, enforcing or executing any claim or remedy or enforcing any judgment or otherwise) to bring or send a Stamp Duty Sensitive Document into, or otherwise produce a Stamp Duty Sensitive Document in, the Republic of Austria.
17.3	The Pledgor shall indemnify the Administrative Agent, each Lender, each Issuing Bank, the Indenture Trustee and the Pledgee against any cost, loss or liability in respect of Austrian stamp duty unless such cost, loss or liability is incurred as a result of the Administrative Agent, a Lender, an Issuing Bank, the Indenture Trustee or the Pledgee breaching any obligations under this Clause 17, in which case the breaching party shall be liable for payment of such stamp duty.

18.	NOTICES AND THEIR LANGUAGE

18.1	All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

For the Pledgor:	c/o SIG Combibloc Holding GmbH

	Address:	Rurstraße 58
52441 Linnich
Germany

	Fax:	+41 52674 6556

	Attention:	Daniel Petitpierre

	Email:	Daniel.Petitpierre@sig.biz

For the Pledgor with a copy to:
	Address:	c/o Rank Group Limited
Level 22,
20 Bond Street,
Sydney NSW 2000
Australia

	Fax:	+64 2 9268 6693

	Email:	helen.golding@rankgroup.
co.nz

	Attention:	Helen Golding

For the Pledgee:		The Bank of New York
Mellon
	Address:	101 Barclay Street, 4E
New York, N.Y. 10286,
The United States of
America

	Telephone:	+212 298 1528

	Fax:	+212 815 5366

	Attention:	International Corporate Trust
18.2	Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. As agreed to in writing in accordance with the First Lien Intercreditor Agreement, notices and other communications hereunder may also be delivered by e-mail to the e-mail address of a representative of the applicable party to this Agreement provided from time to time by such party.

18.3	All notices and other communications given to any party in connection with this Agreement in accordance with the provisions of this Agreement shall be deemed (widerlegbare Vermutung) received on the date sent (if a business day) and on the next business day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Clause 18 or in accordance with the latest unrevoked direction from such party given in accordance with this Clause 18.

18.4	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

18.5	No communication (including fax, electronic message or communication in any other written form) under or in connection with the Credit Documents shall be made to or from an address located inside of the Republic of Austria.

19.	APPLICABLE LAW, JURISDICTION

19.1	This Agreement is governed by the laws of the Federal Republic of Germany.

19.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the courts in Frankfurt am Main. The Pledgee however, shall also be entitled to take action against the Pledgor in any other court of competent jurisdiction. Further, the taking of proceedings against the Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

20.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)

20.1	The parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by means of telecommunication (telekommunikative Übermittlung) by fax or attached as an electronic photocopy (pdf., tif., etc.) to an e-mail.

20.2	If the parties to this Agreement choose to conclude this Agreement pursuant to sub- Clause 20.1 above, they will transmit the signed signature page(s) of this Agreement to attention of Isabel van Bremen or Axel Schlieter (isabel.vanbremen@cliffordchance.com or axel.schlieter@cliffordchance.com, fax: +49 211 43 55 5600) (each a “Recipient”). The Agreement will be considered concluded once any of the Recipients has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all parties to this Agreement and at the time of the receipt of the last outstanding signature page(s).

20.3	For the purposes of this Clause 20 only, the parties to this Agreement appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) the Recipient to collect the signed signature page(s) from all and for all parties to this Agreement. For the avoidance of doubt, the Recipients will have no further duties connected with their position as Recipient. In particular, the Recipients may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

SCHEDULE 1
Part I
List of Current Borrowers
SIG Euro Holding AG & Co. KGaA
Closure Systems International Holdings Inc.
Closure Systems International B.V.
SIG Austria Holding GmbH
Reynolds Consumer Products Holdings Inc.
Reynolds Group Holdings Inc.
Pactiv Corporation
Part II
List of Current Guarantors, Current 2009 Senior Secured Notes Guarantors, Current
October 2010 Secured Notes Guarantors and Current February 2011 Secured Notes
Guarantors
Whakatane Mill Australia Pty Limited
SIG Austria Holding GmbH
SIG Combibloc GmbH & Co KG
SIG Combibloc GmbH
SIG Beverages Brasil Ltda.
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedação Ltda.
CSI Latin American Holdings Corporation
Evergreen Packaging Canada Limited
CSI Closure Systems Manufacturing de Centro America, S.R.L.
SIG Holdings (UK) Limited

SIG Combibloc Limited

Closure Systems International (UK) Limited

Reynolds Consumer Products (UK) Limited

Reynolds Subco (UK) Limited

Kama Europe Limited

Ivex Holdings, Ltd.

SIG Euro Holding AG & Co. KGaA

SIG Beverages Germany GmbH

SIG Combibloc Holding GmbH

SIG Beteiligungs GmbH

SIG Combibloc GmbH

SIG Combibloc Systems GmbH

SIG Combibloc Zerspanungstechnik GmbH

SIG Information Technology GmbH

SIG International Services GmbH

Closure Systems International Holdings (Germany) GmbH

Closure Systems International Deutschland GmbH

Pactiv Deutschland Holdinggesellschaft mbH

Omni-Pac Ekco GmbH Verpackungsmittel

Omni-Pac GmbH Verpackungsmittel

SIG Asset Holdings Limited

Closure Systems International (Hong Kong) Limited

SIG Combibloc Limited

Evergreen Packaging (Hong Kong) Limited

Closure Systems International Holdings (Hungary) Kft.

CSI Hungary Gyártó és Kereskedelmi Kft. (aka CSI Hungary)

Closure Systems International Holdings (Japan) KK

Closure Systems International Japan, Limited

Beverage Packaging Holdings (Luxembourg) I S.A.

Beverage Packaging Holdings (Luxembourg) III S.à r.l.

Evergreen Packaging (Luxembourg) S.à r.l.

Reynolds Group Issuer (Luxembourg) S.A.

Bienes Industriales del Norte S.A. de C.V.

CSI en Ensenada, S. de R.L. de C.V.

CSI en Saltillo, S. de R.L. de C.V.

CSI Tecniservicio, S. de R.L. de C.V.

Grupo CSI de Mexico, S. de R.L. de C.V.

Técnicos de Tapas Innovativas S.A. de C.V.

Evergreen Packaging Mexico, S. de R.L. de C.V.

Reynolds Metals Company de Mexico, S. de R.L. de C.V.

Maxpack, S. de R.L. de C.V.

Closure Systems International B.V.

Reynolds Consumer Products International B.V.

Evergreen Packaging International B.V.

Reynolds Packaging International B.V.

Reynolds Group Holdings Limited

Whakatane Mill Limited

SIG Combibloc Group AG

SIG Technology AG

SIG allCap AG

SIG Combibloc (Schweiz) AG

SIG Schweizerische Industrie-Gesellschaft AG

SIG Combibloc Procurement AG

SIG Reinag AG

SIG Combibloc Ltd.

SIG Holding USA Inc.

SIG Combibloc Inc.

Closure Systems International Americas, Inc.

Closure Systems International Holdings Inc.

Closure Systems International Inc.

Reynolds Packaging Machinery Inc.

Closure Systems Mexico Holdings LLC

CSI Mexico LLC

CSI Sales & Technical Services Inc.

Bakers Choice Products, Inc.

Reynolds Consumer Products Holdings Inc.

Reynolds Consumer Products Inc.

Reynolds Foil Inc.

Reynolds Group Holdings Inc.

Reynolds Services Inc.

Blue Ridge Holding Corp.

Blue Ridge Paper Products Inc.

Evergreen Packaging International (US) Inc.

Evergreen Packaging Inc.

Evergreen Packaging USA Inc.

Reynolds Packaging, Inc.

Reynolds Packaging LLC

Reynolds Packaging Kama Inc.

Reynolds Food Packaging LLC

Reynolds Flexible Packaging Inc.

Southern Plastics Inc.

Ultra Pac, Inc.

BRPP, LLC

Reynolds Group Issuer Inc.

Reynolds Group Issuer LLC

Pactiv Corporation (formerly Reynolds Acquisition Corporation)

Pactiv Factoring LLC

Pactiv RSA LLC

Pactiv Retirement Administration LLC

Pactiv Germany Holdings, Inc.

Pactiv International Holdings Inc.

Pactiv Management Company LLC

PCA West Inc.

Prairie Packaging, Inc.

PWP Holdings, Inc.

PWP Industries, Inc.

Newspring Industrial Corp.

Pactiv Canada Inc.

The Baldwin Group Limited

J. & W. Baldwin (Holdings) Limited

Omni-Pac U.K. Limited

Conference Cup Ltd.

Dopaco Canada, Inc.

Dopaco, Inc.

Garven Incorporated

Central de Bolsas, S. de R.L. de C.V.

Servicios Industriales Jaguar, S. de C.V.

Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.

Pactiv México, S. de R.L. de C.V.

Part III
List of Current New Secured Notes Guarantors
Whakatane Mill Australia Pty Limited

SIG Austria Holding GmbH

SIG Combibloc GmbH & Co KG

SIG Combibloc GmbH

SIG Beverages Brasil Ltda.

SIG Combibloc do Brasil Ltda.

Closure Systems International (Brazil) Sistemas de Vedação Ltda.

CSI Latin American Holdings Corporation

Evergreen Packaging Canada Limited

CSI Closure Systems Manufacturing de Centro America, S.R.L.

SIG Holdings (UK) Limited

SIG Combibloc Limited

Closure Systems International (UK) Limited

Reynolds Consumer Products (UK) Limited

Reynolds Subco (UK) Limited

Kama Europe Limited

Ivex Holdings, Ltd.

SIG Euro Holding AG & Co. KGaA

SIG Beverages Germany GmbH

SIG Combibloc Holding GmbH

SIG Beteiligungs GmbH

SIG Combibloc GmbH

SIG Combibloc Systems GmbH

SIG Combibloc Zerspanungstechnik GmbH

SIG Information Technology GmbH

SIG International Services GmbH

Closure Systems International Holdings (Germany) GmbH

Closure Systems International Deutschland GmbH

Pactiv Deutschland Holdinggesellschaft mbH

Omni-Pac Ekco GmbH Verpackungsmittel

Omni-Pac GmbH Verpackungsmittel

SIG Asset Holdings Limited

Closure Systems International (Hong Kong) Limited

SIG Combibloc Limited

Evergreen Packaging (Hong Kong) Limited

Closure Systems International Holdings (Hungary) Kft.

CSI Hungary Gyártó és Kereskedelmi Kft. (aka CSI Hungary)

Closure Systems International Holdings (Japan) KK

Closure Systems International Japan, Limited

Beverage Packaging Holdings (Luxembourg) I S.A.

Beverage Packaging Holdings (Luxembourg) III S.à r.l.

Evergreen Packaging (Luxembourg) S.à r.l.

Reynolds Group Issuer (Luxembourg) S.A.

Bienes Industriales del Norte S.A. de C.V.

CSI en Ensenada, S. de R.L. de C.V.

CSI en Saltillo, S. de R.L. de C.V.

CSI Tecniservicio, S. de R.L. de C.V.

Grupo CSI de Mexico, S. de R.L. de C.V.

Técnicos de Tapas Innovativas S.A. de C.V.

Evergreen Packaging Mexico, S. de R.L. de C.V.

Reynolds Metals Company de Mexico, S. de R.L. de C.V.

Maxpack, S. de R.L. de C.V.

Closure Systems International B.V.

Reynolds Consumer Products International B.V.

Evergreen Packaging International B.V.

Reynolds Packaging International B.V.

Reynolds Group Holdings Limited

Whakatane Mill Limited

SIG Combibloc Group AG

SIG Technology AG

SIG allCap AG

SIG Combibloc (Schweiz) AG

SIG Schweizerische Industrie-Gesellschaft AG

SIG Combibloc Procurement AG

SIG Reinag AG

SIG Combibloc Ltd.

SIG Holding USA Inc.

SIG Combibloc Inc.

Closure Systems International Americas, Inc.

Closure Systems International Holdings Inc.

Closure Systems International Inc.

Reynolds Packaging Machinery Inc.

Closure Systems Mexico Holdings LLC

CSI Mexico LLC

CSI Sales & Technical Services Inc.

Bakers Choice Products, Inc.

Reynolds Consumer Products Holdings Inc.

Reynolds Consumer Products Inc.

Reynolds Foil Inc.

Reynolds Group Holdings Inc.

Reynolds Services Inc.

Blue Ridge Holding Corp.

Blue Ridge Paper Products Inc.

Evergreen Packaging International (US) Inc.

Evergreen Packaging Inc.

Evergreen Packaging USA Inc.

Reynolds Packaging, Inc.

Reynolds Packaging LLC

Reynolds Packaging Kama Inc.

Reynolds Food Packaging LLC

Reynolds Flexible Packaging Inc.

Southern Plastics Inc.

Ultra Pac, Inc.

BRPP, LLC

Reynolds Group Issuer Inc.

Reynolds Group Issuer LLC

Pactiv Corporation (formerly Reynolds Acquisition Corporation)

Pactiv Factoring LLC

Pactiv RSA LLC

Pactiv Retirement Administration LLC

Pactiv Germany Holdings, Inc.

Pactiv International Holdings Inc.

Pactiv Management Company LLC

PCA West Inc.

Prairie Packaging, Inc.

PWP Holdings, Inc.

PWP Industries, Inc.

Newspring Industrial Corp.

Pactiv Canada Inc.

The Baldwin Group Limited

J. & W. Baldwin (Holdings) Limited

Omni-Pac U.K. Limited

Conference Cup Ltd.

Dopaco Canada, Inc.

Dopaco, Inc.

Garven Incorporated

Central de Bolsas, S. de R.L. de C.V.

Servicios Industriales Jaguar, S. de C.V.

Servicio Terrestre Jaguar, S. de C.V.

Grupo Corporativo Jaguar, S. de C.V.

Pactiv México, S. de R.L. de C.V.

SCHEDULE 2
COPY OF APPROVAL AND CONSENT

MINUTES OF THE GENERAL MEETING OF THE LIMITED
SHAREHOLDERS OF
SIG Euro Holding AG & Co. KGaA
on July 22, 2011 in Neuhausen am Rheinfall (Switzerland)
A.
PREAMBLE
I. SIG Euro Holding AG & Co. KGaA (“Company”) with its registered seat in Linnich, registered with the Commercial Register of the Local Court Düren under HR B 5754 has a stated share capital of EUR 10,000,000 (ten million Euros), consisting of 10,000 (ten thousand) shares. 9,499 (nine thousand four hundred ninety nine) of the shares in the Company are held by SIG Austria Holding GmbH (“SIG Austria Holding”) with its seat in Saalfelden (Austria), and 501 (five hundred one) of the shares in the Company are held by SIG Combibloc Group AG (“SIG Combibloc Group”) with its registered seat in Neuhausen am Rheinfall (Switzerland), registered in the commercial register of the Canton of Schaffhausen under the company number CH-290.3.004.149-2. The Company’s sole general partner is SIG Reinag AG (“SIG Reinag”) with its registered seat in Neuhausen am Rheinfall (Switzerland).
     The chairman of the supervisory board, Mr. Rolf Stangl took the chair (“Chairman”) pursuant to 20 para. 1 of the Articles of Association and started the general meeting at l0 am. The Chairman declared the attendance register which was made available for inspection before the first vote to be true and correct and signed it. The attendance register is enclosed to these minutes as Annex 1. The Chairman further declared that, according to the attendance register, the whole share capital of the Company is represented. Pursuant to 20 para. 2 of the Articles of Association the Chairman decided that voting on the agenda items is done by raising the hand. The Chairman informed the general meeting of the following
II. The Company is part of the Reynolds group of companies, which includes RGHL (as defined below) and each of its subsidiaries (the “Reynolds Group”).
As part of the Reynolds Group, the Company is a borrower, guarantor and security provider in respect of the Reynolds Group’s existing financing arrangements, including by:
a)	providing a guarantee and security with respect to the senior secured credit agreement (the “Senior Secured Credit Agreement”) dated as of November 5, 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”), the borrowers listed therein and Credit Suisse AG, as amended, amended or restated, supplemented or otherwise modified from time to time (the “Senior Secured Credit Facilities”);

b)	providing a guarantee and security with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and €450,000,000 pursuant to an indenture dated as of November 5, 2009 (the “2009 Notes”);

c)	providing a guarantee and security with respect to the 7.125% senior secured notes due 2019 issued by members of the Reynolds Group in an aggregate principal amount of US$l,500,000,000 pursuant to an indenture dated as of October 15, 2010 (the “October 2010 Secured Notes”); and

d)	providing a guarantee and security with respect to the 6.875% senior secured notes due 2021 issued by members of the Reynolds Group in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated as of February 1, 2011 (the “February 2011 Secured Notes”);
(the 2009 Notes, the October 2010 Secured Notes and the February 2011 Secured Notes being together, the “Existing Secured Notes,” and together with the Senior Secured Credit Facilities, the “Existing Secured Indebtedness”),
e)	incurring and providing a guarantee of certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9.5% senior subordinated notes due 2017 issued in an aggregate principal amount of €420,000,000 pursuant to an indenture dated June 29, 2007 (together with (i), the “2007 Notes”), (iii) 8.5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010 (the “May 2010 Notes”), (iv) 9.0% senior notes due 2019 issued in an aggregate principal amount of US$l,500,000,000 pursuant to an indenture dated October 15, 2010 (the “October 2010 Senior Notes”) and (v) 8.250% senior notes due 2021 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated February 1, 2011 (the “February 2011 Senior Notes”) (the 2007 Notes, the May 2010 Notes, the October 2010 Senior Notes and the February 2011 Senior Notes being together, the “Existing Notes”); and

f)	being party to the intercreditor arrangements in respect of the guarantees, indebtedness and security described above (the “Intercreditor Arrangements”), the Existing Secured Indebtedness, the Existing Notes and the Intercreditor Arrangements being, together, the “Existing Financing Arrangements”.
It is currently intended that RGHL will indirectly acquire the GPC group of companies (the “GPC Group”) through the merger of an indirect wholly owned subsidiary of RGHL with and into Graham Packaging Company Inc. (“GPC”), with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition”).
The Company has previously considered and approved the entry by the Company into the Senior Secured Credit Agreement, as amended or otherwise modified from time to time;
RGHL has determined it may be necessary or advisable to incur additional indebtedness under the Senior Secured Credit Facilities in order to partially fund the Acquisition, the associated costs and transactions required to effect the Acquisition and for general corporate purposes, and the Company is now considering entering into amendments to, and/or an amendment and restatement of, the Senior Secured Credit Agreement, pursuant to which additional indebtedness would be incurred and the proceeds made available under certain incremental facilities and subject to certain conditions (the “Credit Agreement Amendment”).
RGHL has entered into a commitment letter, attached hereto as Exhibit 1, (together with the term sheets attached thereto, the “Commitment Letter”), pursuant to which certain lenders have provided commitments for three bridge financing facilities comprised of: a senior secured bank bridge facility, a senior secured notes bridge facility and a senior unsecured notes bridge facility, each as more particularly described in the Commitment Letter (collectively, the “Bridge Financing Facilities”), which may be used to partially fund the Acquisition and the associated costs and transactions required to effect the Acquisition.
RGHL may determine, in lieu of or in combination with issuing the New Secured Notes (as defined below), New Unsecured Notes (as defined below) and/or incurring the Additional Bank Debt (as defined below), that it is necessary or advisable to draw on one or more of the Bridge Financing Facilities in order to fund all or part of the Acquisition.
In addition, RGHL and/or certain direct or indirect subsidiaries of RGHL intend to incur additional indebtedness as set forth below. In connection with such incurrence of indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended, by, among other things, RGHL and/or certain of its direct or indirect subsidiaries doing one or more of the following:
a)	the entry into of a new indenture (the “New Unsecured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), including the issuance of the New Unsecured Notes and provision of related guarantees in respect of the New Unsecured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Unsecured Notes Guarantees”);

b)	the entry into of a new indenture (the “New Secured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”), including the issuance of the New Secured Notes and the provision of related guarantees in respect of the New Secured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Secured Notes Guarantees”).

The proceeds from the issuance of the New Unsecured Notes and the New Secured Notes may be used to partially fund the Acquisition and the associated costs and transactions required (including, without limitation, the repayment of existing indebtedness of GPC Group and contractual payments to existing shareholders of GPC Group) to effect the Acquisition and for general corporate purposes.

It is expected that the Existing Secured Indebtedness and/or the intercreditor Arrangements will be amended, restated, extended, confirmed, affirmed, reaffirmed, released and/or retaken, as necessary, in order to ensure that following the entry into the New Secured Notes Indenture, the New Secured Notes will have the benefit of (i) guarantees from substantially the same guarantors (including the Company) that guarantee the Existing Secured Indebtedness and, following the Acquisition, potentially from certain member s of the GPC Group and (ii) substantially the same collateral provided in respect of the Existing Secured Indebtedness and, following the Acquisition, potentially security provided by certain members of the GPC Group.

The New Secured Notes and the New Unsecured Notes may be issued into escrow prior to the date of the Acquisition. If the New Secured Notes or the New Unsecured Notes are issued into escrow, the Company will not be required to provide its guarantees and security with respect to the New Secured Notes or the New Unsecured Notes (as relevant) until such time as the escrow is released. It is currently intended that if the New Secured Notes or the New Unsecured Notes are issued into escrow the relevant escrow issuers, which shall be affiliates of RGHL (the “Escrow Issuers”), will merge or otherwise be consolidated with Reynolds Group Issuer Inc., a Delaware corporation, Reynolds Group Issuer LLC, a Delaware limited liability company, and Reynolds Group Issuer (Luxembourg) S.A., associate anonyme (a public limited liability company) under the laws of Luxembourg (the “Existing Issuers”) or any other affiliates of RGHL which may issue the New Secured Notes and the New Unsecured Notes (together with the Existing Issuers, the “Issuers”) on the release of the escrow, with the Issuers being the surviving entities (the “Escrow and Merger Arrangements”).

It is currently intended that if the New Secured Notes or the New Unsecured Notes are not issued into escrow, the New Secured Notes and the New Unsecured Notes may be issued by the Issuers;

c)	the entry into of one or more registration rights agreements or joinders there to by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially certain members of the GPC Group pursuant to which such entities agree to register the re-sale of the New Unsecured Notes and the New Secured Notes and/or register the issuance of the Unsecured Exchange Securities and the Secured Exchange Securities (each as defined below) (the “Unsecured Notes Registration Rights Agreement” and the “Secured Notes Registration Rights Agreement”, respectively);

d)	the entry into of one or more purchase agreements or joinders thereto providing for the issuance and sale of the New Unsecured Notes and the New Secured Notes and related guarantees by certain members of the Reynolds Group (including the Company) and , following the Acquisition, potentially certain members of the GPC Group (the “Unsecured Notes Purchase Agreement” and the “Secured Notes Purchase Agreement”, respectively);

e)	the entry into the Credit Agreement Amendment and/or joinders thereto;

f)	the incurrence of additional indebtedness (the “Additional Bank Debt”) under the Senior Secured Credit Facilities as amended by the Credit Agreement Amendment (the “Amended Senior Secured Credit Facilities”) which will have the benefit of substantially the same guarantees and security as already provided in respect of the Senior Secured Credit Facilities and it is expected that the security and guarantees provided in respect of the Senior Secured Credit Facilities and/or the intercreditor Arrangements will be amended, restated, extended, affirmed, re-affirmed, confirmed, released and/or retaken, as necessary, in order to effectuate the foregoing. The Additional Bank Debt may also have the benefit of guarantees and security provided, following the Acquisition, potentially by certain members of the GPC Group, as a result of such GPC Group entities granting guarantees and security in respect of the Amended Senior Secured Credit Facilities.

It is intended that the Additional Bank Debt will not be drawn down until the date of the Acquisition, however the Credit Agreement Amendment will allow for such funds either (i) to be made available as delayed draw term loans that would be funded on the date of the Acquisition or (ii) to be drawn down into escrow prior to the date of the Acquisition.

If the Additional Bank Debt is either made available as delayed draw term loans or is drawn into escrow prior to the date of the Acquisition, the Company will not be required to confirm its guarantees and security with respect to the Additional Bank Debt until such time as either the delayed draw term loans are funded or the escrow is released or otherwise terminated (the “Bank Escrow Arrangements”) ;

g)	the incurrence of additional indebtedness pursuant to the terms described in the Commitment Letter;

h)	the entry into the Facilities Documents (as such term is defined in the Commitment Letter), including, without limitation, any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

i)	the provision by certain members of the Reynolds Group (including the Company as an existing guarantor) of certain affirmations, reaffirmations and/or confirmations that the guarantees in place in respect of the Existing Secured Indebtedness and Existing Notes continue in full force and effect, notwithstanding the Transactions (as defined below), the Escrow and Merger Arrangements, the Bank Escrow Arrangements and, in the case of the Senior Secured Credit Facilities, extend to the Additional Bank Debt, the Amended Senior Secured Credit Facilities and the Bridge Financing Facilities, if any, as applicable;

j)	the amendment, restatement, affirmation, re-affirmation, supplement,

extension, confirmation or release and retake of security, or grant of new or additional security (which may be second, third or junior ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Existing Secured Indebtedness (collectively, the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes, the Additional Bank Debt and any secured Bridge Financing Facilities, as applicable, on a pari passu basis with the Existing Secured Indebtedness to the extent possible and (ii) continue to secure obligations in respect of the Existing Secured Indebtedness (including after the consummation of the Escrow and Merger Arrangements and the Bank Escrow Arrangements);

k)	the entry into any amendments, supplements, joinders, designations, confirmations or other documents in connection with the first lien intercreditor agreement dated as of November 5, 2009, between, among others, The Bank of New York Mellon, as the collateral agent, Credit Suisse AG, and the grantors from time to time party thereto and the representatives from time to time party thereto as amended by Amendment No. 1 and Joinder Agreement, dated as of January 21, 2010 (as further amended, extended, restated or otherwise modified the “FLICA”) to the extent required in order to permit the New Secured Notes and/or the Additional Bank Debt to be included as “Obligations” thereunder;

l)	the entry into of any amendments, supplements, accessions, designations, confirmations or other documents in connection with the intercreditor agreement dated May 11, 2007, as amended and/or restated, including, without limitation, as of (i) November 5, 2009 by an amendment and restatement agreement and (ii) November 5, 2010 by an amendment agreement, both between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch, as administrative agent and The Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee (as such intercreditor agreement may be further amended, extended, restated or otherwise modified, the “2007 ICA”); and

m)	following the Acquisition, the possible accession by certain members of the GPC Group to the Existing Financing Arrangements and the Transaction Documents (as defined below) as guarantors and/or security providers.
(collectively, the “Transactions”).
In order to effect the Transactions, it is intended that the Company enter into and/or approve, as relevant, the following documents, (collectively, the “Transaction Documents”):
a)	the documents relating to the Bridge Financing Facilities, including, without limitation, the Facilities Documents, and any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders, offering material or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

b)	the documents relating to the Amended Senior Secured Credit Facilities, the New Secured Notes and the New Unsecured Notes, as more particularly described in Schedule 1; and

c)	the documents relating to the intercreditor arrangements in respect of Amended Senior Secured Credit Facilities, the New Secured Notes, the New Unsecured Notes, the Existing Secured Notes and the Existing Notes, as more particularly described in Schedule 2.
B.
SHAREHOLDER RESOLUTIONS
     The Chairman further declared that, according to the attendance register, the whole share capital of the Company is represented and that no shareholder opposed the resolution and therefore compliance with sections 121-128 German Stock Corporation Act was not required for the general meeting to pass resolutions (section 121 subsection 6 German Stock Corporation Act). SIG Austria Holding and SIG Combibloc Group further waive all legal and statutory requirements as to form and time of convening and holding a shareholder meeting. The following items of the agenda were called and then resolved unanimously:
I. The entry into the Transactions is hereby approved.
II. The execution, delivery and performance of the Transaction Documents and any other documents related thereto or required to be executed, delivered and performed in order to give effect to the Acquisition and the Transactions, (including any notices, certificates, requests, communications or other documents (together with the Transaction Documents, the “Documents”), are hereby approved or, as the case may be, ratified.
III. IT IS HEREBY APPROVED, that the managing directors (Geschäftsführer), proxy holders (Prokurilen) and specified persons authorized by power of attorney (together the “Representatives” and each of them individually a “Representative”) be, and each of them hereby is, authorised to (i) negotiate, approve, make, agree and/or execute any amendments to any Document as that Representative may (in his absolute discretion) think fit, the execution of any Document by such Representative being conclusive evidence of the due authorisation by the Company of the execution and delivery, on the Company’s behalf, of that Document, as so amended, (ii) take such action and make such filings as are required under applicable law and (iii) do all other acts and things as he or she may consider necessary or desirable, including granting powers of attorneys, in connection with the transactions contemplated by the Documents.
IV. IT IS HEREBY APPROVED, that the Company be, and it hereby is, authorized and empowered to prepare, with the Escrow Issuers or the Issuers, as applicable, one or more offering memoranda to be used in connection with the offer and sale of (i) the New Unsecured Notes Guarantees and the New Unsecured Notes (the “New Unsecured Securities”) and (ii) the New Secured Notes Guarantees and the New Secured Notes (the “New Secured Securities”) and security thereunder;

V. IT IS HEREBY APPROVED, that the Company be, and it hereby is, authorized and empowered to file one or more registration statements on Form F-4 or any other form as appropriate, and/or shelf registration statements (including the prospectuses contained therein and any required exhibits thereto) (the “Registration Statement”) to register under the United States Securities Act 1933, as amended (the “Securities Act”) (i) the resale of the New Unsecured Securities and the New Secured Securities, or (ii) the offer or offers to exchange (a) the New Unsecured Notes for new unsecured notes (the “Unsecured Exchange Notes”) and new unsecured guarantees (the “Unsecured Exchange Guarantees”) (the Unsecured Exchange Notes and Unsecured Exchange Guarantees are together the “Unsecured Exchange Securities”) and (b) the New Secured Notes for the new secured notes (the “Secured Exchange Notes”) and the new secured guarantees (the “Secured Exchange Guarantees”) (the Secured Exchange Notes and the Secured Exchange Guarantees are together the “Secured Exchange Securities”), ((a) and (b) collectively, and in each case, with terms substantially identical in all material respects (other than with respect to transfer restrictions and provision requiring the payment of additional interest in certain circumstances) to the New Unsecured Securities and the New Secured Securities, as applicable, constitute the “Exchange Offer”);
VI. IT IS HEREBY APPROVED, that any Representative be, and each of them hereby is, authorized and empowered, in the name and on behalf of the Company to (i) prepare, execute (manually or by facsimile signature), and file with the U.S. Securities and Exchange Commission (the “Commission”), each such Registration Statement, and any amendment or amendments to any such Registration Statement, and any supplement or supplements to the prospectus therein, (ii) prepare and make use of one or more written communications that would constitute a “free writing prospectus” as defined in Rule 405 under the Securities Act and take all actions to comply with the requirements of Rules 164 and 433 under the Securities Act with respect to timely filing with the Commission, legending and reeordkeeping, (iii) to make any other filings related to the New Unsecured Securities or the Unsecured Exchange Securities and the New Secured Securities or the Secured Exchange Securities in other jurisdictions or with other agencies, regulatory authorities, self-regulatory bodies or entities (including, without limitation, in connection with securities laws of any U.S. state or territory) and (iv) to do and perform any and all such other acts, deeds and things, in each case as such Representative may deem necessary or appropriate, to effect the registration, provided, however, that in the case of each of clauses (i), (ii), (iii) and (iv) above, no change, amendment, supplement, filing, act, deed or thing shall be inconsistent with any determination made by this Board;
VII. IT IS HEREBY APPROVED, that any Representative be, and each of them hereby is, in the event of an Exchange Offer authorized and empowered, in the name and on behalf of the Company, to negotiate and agree upon the form, terms and provisions of one or more exchange agent agreements, in such form or forms, and providing for such fees to be paid in respect of the proposed exchange of the New Unsecured Securities for the Unsecured Exchange Securities and the New Secured Securities for the Secured Exchange Securities (the “Exchange Agent Agreement”) as such Representative may approve; and that the Company be, and it hereby is, authorized and empowered to enter into and perform its obligations under each Exchange Agent Agreement; and that any Representative be, and each of them hereby is, authorized and empowered, in the name of and on behalf of the Company, to execute, (manually or by facsimile signature), each Exchange Agent Agreement, such Representative’s execution thereof to be conclusive evidence of such Representative’s approval thereof and of such
Representative’s authority to do so;
VIII. IT IS HEREBY APPROVED FURTHER, that any Representative be, and each of them hereby is, authorized and empowered, in the name and on behalf of the Company, to execute, (manually or by facsimile signature), and deliver one or more supplemental indentures providing for the issuance of the Unsecured Exchange Securities and the Secured Exchange Securities (the “Exchange Securities”) and any certificates or other instruments evidencing any of the Exchange Securities, including one or more certificates for any Exchange Securities in global form, the execution of such supplemental indentures, certificates or other instruments by such Representative to be conclusive evidence of the approval by such Representative of the terms thereof and of such Representative’s authority to do so;
IX. IT IS HEREBY APPROVED, that if any Representative executes any of the Exchange Securities, either manually or by facsimile signature, and then ceases to be an Representative before the Exchange Securities so executed are authenticated or delivered under the New Unsecured Notes Indenture and the New Secured Notes Indenture, as applicable or any related supplemental indenture, or disposed of by the Company or any of its successors, as the case may be, such Exchange Securities shall nevertheless be valid and may be authenticated and delivered or disposed of as though the person who executed any of such Exchange Securities had not ceased to be an Representative;
X. IT IS HEREBY APPROVED, that the offering, issuance and sale by the Company of the Exchange Securities be, and they hereby are, approved, ratified and confirmed in all respects; and
XI. IT IS HEREBY APPROVED, that any Representative be, and each of them hereby is, if required, authorized and empowered, in the name and on behalf of the Company, to determine the states of the United States in which appropriate action shall be taken to qualify or register the New Unsecured Securities and Unsecured Exchange Securities of the Company with respect to the New Unsecured Notes and the Unsecured Exchange Notes, and the New Secured Securities and Secured Exchange Securities of the Company with respect to the New Secured Notes and the Secured Exchange Notes, to take or cause to be taken any and all actions as such Representative may deem necessary or appropriate in order to effect the registration or qualification (or exemption therefrom) of the New Unsecured Securities and Unsecured Exchange Securities with respect to the New Unsecured Notes, and the New Secured Securities and Secured Exchange Securities of the Company with respect to the New Secured Notes, under the “blue sky” or securities laws of any of the states of the United States or under the securities laws of any other nation, and in connection therewith, to verify, execute, deliver, file, publish or cause to be verified, executed, delivered, filed or published all requisite documents, including applications, reports, surety bonds, irrevocable consents and appointments of attorneys for service of process and other papers and instruments which may be required under such laws, and to take or cause to be taken any such further action as such Representative may deem necessary or appropriate in order to maintain any such registration or qualification for as long as such Representative may deem necessary or appropriate or as required by law; and that the execution by any Representative of any such document or the performance by any Representative of any such action in connection with the foregoing matters shall conclusively establish the approval, ratification and confirmation by the Company and this Board of the documents so executed and the actions so taken.
XII. IT IS HEREBY APPROVED, that the shares in the Company are pledged as security under or in connection with the Transactions and that such shares are transferred in case of an enforcement of the pledges over the shares.
XIII. In order to effect the resolutions passed above, the Representatives are instructed to sign in the name and on behalf of the Company all necessary documents, and to give and receive all declarations required in connection with the conclusion, execution and performance of the Documents and any related transactions and actions as referred to above including, without limitation, the granting of powers of attorney in relation to the execution of any such document or the carrying out of any such action.
XIV. For the purposes of the Transactions, the managing directors (Geschäftsführer) are released from the restrictions of Section 181 German Civil Code and are authorised to grant a release from the restrictions of Section 181 German Civil Code to the other Representatives.
XV. The managing directors (Geschäftsführer) and proxy holders () of the Company are instructed to pass corresponding shareholder resolutions in respect of the Company’s direct or indirect subsidiaries, and with respect to the approval and execution of the Documents by such subsidiary.
XVI. The shareholders voted by raising their hands and the Chairman declared that each of the above resolutions were passed unanimously. The Chairman then announced the resolution as resolved upon.
XVII. There are no further resolutions to pass.
XVIII. The shareholder meeting of the Company is declared closed.
C.
WAIVER DECLARATION OF
SIG AUSTRIA HOLDING AND SIG COMBlBLOC GROUP
     The signatories, acting in the name and on behalf of SIG Austria Holding and SIG Combibloc Group, declare:
     As a precaution, any avoidance of the aforementioned resolutions is waived on the part of SIG Austria Holding and SIG Combibloc Group, respectively.
D.
APPROVAL DECLARATION BY SIG REINAG
     SIG Reinag hereby acknowledges and approves each of the aforementioned resolutions adopted by the shareholders.

E.
INSTRUCTIONS UNDER THE DOMINATION AGREEMENT BETWEEN THE
COMPANY SIG AUSTRIA HOLDING AND SIG COMBIBLOC GROUP
     Insofar as the ability of SIG Austria Holding and SIG Combibloc Group to give instructions as dominating company within the scope of the domination agreement between SIG Austria Holding and SIG Combibloc Group and the Company, in respect of the Transactions and Transaction Documents described under A., is not removed or superseded by the shareholders of the company following a meeting of shareholders of the Company, the approvals and instructions given under B. are to be interpreted, as a precaution, and also as approvals and instructions by SIG Austria Holding and SIG Combibloc Group as dominating company (as defined in the domination agreement) to the Representatives of the Company.
[signature page follows]

Neuhausen am Rheinfall, July 22, 2011
The chairman of the supervisory board:

/s/ Rolf Stangl
Rolf Stangl

Acknowledged and approved by SIG Reinag AG
By:	/s/ Daniel Petitpierre
	Name:	Daniel Petitpierre
Function: Attorney-in-fact

Acknowledged and approved by SIG Combibloc Group AG
By:	/s/ Heinz Gasser
	Name:	Heinz Gasser
Function: Attorney-in-fact

Acknowledged and approved by SIG Austria Holding GmbH
By:	/s/ Gian Duri Zender
	Name:	Gian Duri Zender
Function: Attorney-in-fact

ANNEX 1
Attendance register of the general meeting of
SIG Euro Holding AG & Co. KGaA
with seat in Linnich, held in Neuhausen am Rheinfall/Switzerland on
July 22, 2011
The general partner and following shareholders appeared:
1. the general partner SIG Reinag AG with seat in Neuhausen am Rheinfall/Switzerland represented by
Daniel Petitpierre
acting upon power of attorney granted by the representatives of SIG Reinag AG on July 20, 2011.
2. SIG Combibloc Group AG with seat in Neuhausen am Rheinfall/Switzerland with 501 no-par value shares represented by
Heinz Gasser
acting upon power of attorney dated July 22, 2011 granted by SIG Combibloc Group AG.
3. SIG Austria Holding GmbH with seat in Saalfelden/Austria with 9,499 no-par value shares represented by
Gian Duri Zender
acting upon power of attorney dated July 20, 2011 granted by SIG Austria Holding GmbH.
Overall 10,000 registered shares without par value, representing the stated share capital in the amount of EUR 10,000,000.00.
Neuhausen am Rheinfall, July 22, 2011
The chairperson of the supervisory board

/s/ Rolf Stangl
Rolf Stangl

SCHEDULE 1
New Secured Notes
1.	The New Secured Notes Indenture, between, among others, the duly appointed trustee for the New Secured Notes, the Escrow Issuers or Issuers and the guarantors, or any access ion, joinder or supplemental indenture thereto.

2.	The Secured Notes Purchase Agreement, or any accession or joinder thereto.

3.	The Secured Notes Registration Rights Agreement, or any accession or joinder thereto.

4.	Officer’s certificates in respect of the New Secured Notes and any officer’s certificates in respect of any opinion given in respect of the New Secured Notes.
New Unsecured Notes
5.	The New Unsecured Notes Indenture, between, among others, the duly appointed trustee for the New Unsecured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

6.	The Unsecured Notes Purchase se Agreement, or any accession or joinder thereto.

7.	Unsecured Notes Registration Rights Agreement, or any access ion or joinder thereto.

8.	Officer’s certificates in respect of the New Unsecured Notes and any officer’s certificates in respect of any opinion given in respect of the New Unsecured Notes.
Other Documents relating to the New Secured Notes, the New Unsecured Notes, and/or the Amended Senior Secured Credit Facilities
9.	A confirmation, affirmation or re-affirmation agreement, between, among others, certain of the Loan Parties, each duly appointed collateral agent under the First Lien Intercreditor Agreement, Credit Suisse AG, as administrative agent under the Senior Secured Credit Facilities, and The Bank of New York Mellon, as trustee under the 2009 Indenture and in other capacities, with respect to the continuing security and/or guarantees in respect of the New Secured Notes and/or the Additional Bank Debt (the “Reaffirmation Agreement” ).

10.	The Credit Agreement Amendment, and any ancillary and/or related documents necessary to give effect to such amendments to the Senior Secured Credit Agreement.

11.	the amendment, restatement, affirmation, re-affirmation, supplement, creation, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests, in particular:

•	various confirmation, reaffirmation or amendment agreements under German law (including such agreements that require notarial recording) with respect to the continuing or amendment of the existing German security agreements (the “German Confirmation Agreements”);

•	Any agreements under which the Company grants new security such as new share pledge agreements or new account pledge agreements (including such agreements that require notarial recording) (the “German New Pledge Agreements”);

•	Any agreements under which the Company grants new security under non-German law or confirms, reaffirms or amends existing agreements including but not limited to share pledge agreements or interest pledge agreements relating to any shares/interests in non-German subsidiaries (including, without limitation, a Brazilian law amendment to a quota pledge agreement over quotas in SIG Beverages Brasil Ltda.) (the “Non-German Pledge Agreements”).
12.	Any other document, instrument and/or agreement for the purpose of confirming, affirming, retaking or creating security in respect of the Additional Bank Debt and/or the New Secured Notes.

13.	Any document, instrument and/or agreement for the purposes of implementing, or required as a result of the implementation of, the Escrow and Merger Arrangements and/or the Bank Escrow Arrangements, including any document, instrument or agreement which amends or otherwise varies any security interest and/or guarantee granted by the Company.

14.	Any letters, notices or agreements of appointment in favour of certain related or unrelated persons to act as process agent on behalf of the Company in respect of the Transactions.

15.	Any notices, certificates, requests, waivers, authorisations, amendments, letter agreements, restatements, communications or other documents to be made, executed or entered into in connection with the above and/or the Transactions.

SCHEDULE 2
1.	Any agreements, amendments, supplements, joinders, certificates or other documents required to be entered into in connection with the 2007 ICA.

2.	Any agreements, amendments, supplements, joinders, certificates, designations, confirmations or other documents required to be entered into in connection with the FLICA including, without limitation, in order to permit the New Secured Notes and/or Additional Bank Debt to be included as “Obligations” thereunder.

SCHEDULE 3
STAMP DUTY GUIDELINES
1.	Introduction

1.1	These stamp duty guidelines (the “Guidelines”) shall apply to all written communication of the parties to this Agreement of which this Schedule 3 forms part.

1.2	In these Guidelines, unless a contrary indication appears a term defined in the Agreement (including by way of reference) has the same meaning when used in these Guidelines.

2.	Guidelines for Written Communication

2.1	Signed written communication that records or otherwise provides evidence of a transaction (Rechtsgeschäft) contemplated by, or referenced in, any Credit Document, whether in the body of the relevant communication, a schedule, an attachment, an annex or an appendix referred to therein or incorporated by reference (Bezugnahme), may only be made from an address outside of the Republic of Austria to an address outside of the Republic of Austria. For the avoidance of doubt, e-mails where the server on which such e-mails will be received or from which such e-mails will be sent is located in the Republic of Austria (e.g. this may be indicated by an e-mail address having a country code top level domain “.at”) or other e-mail addresses where the person sending or the person receiving such e-mail have their ordinary workplace (Arbeitsplatz) in the Republic of Austria must not be signed (see also clause 2.2. and 2.3. below).

2.2	Letters that record or otherwise provide evidence of a transaction (Rechtsgeschäft) contemplated by, or referenced in, any Credit Document, whether in the body of the letter, a schedule, an attachment, an annex or an appendix referred to therein or incorporated by reference (Bezugnahme), may only be brought or sent into, or produced in, the Republic of Austria in the following format (provided that no Stamp Duty Sensitive Document is attached):
[party’s letterhead]
Dear....,
[text of message]
Kind regards

NO SIGNATURE OF SENDING PARTY (WHETHER MANUSCRIPT, DIGITAL OR ELECTRONIC)
NO CONTACT DETAILS
DO NOT ATTACH A STAMP DUTY SENSITIVE DOCUMENT
CONFIDENTIALITY NOTICES AND OTHER FOOTERS ALLOWED
2.3	E-mails and fax messages that record or otherwise provide evidence of a transaction (Rechtsgeschäft) contemplated by, or referenced in, any Credit Document, whether in the body of the e-mail or fax, a schedule, an attachment, an annex or an appendix referred to therein or incorporated by reference (Bezugnahme), may only be brought or sent into, or produced in, the Republic of Austria if in the following format (provided that no Stamp Duty Sensitive Document is attached):
Dear....,
[text of message].
Kind regards
NO SIGNATURE OF SENDING PARTY (WHETHER MANUSCRIPT, DIGITAL OR ELECTRONIC)
NO CONTACT DETAILS OR OTHER AUTOMATICALLY GENERATED
FOOTERS THAT REFER TO A PARTY
DO NOT ATTACH A STAMP DUTY SENSITIVE DOCUMENT
CONFIDENTIALITY NOTICES AND OTHER FOOTERS ALLOWED
In addition, the footer of such e-mails must not contain the company name, contact details or any other information allowing identification of the sender. The company name, contact details etc. of the original sender of a reply or forwarded message need not be deleted.

SIGNATURE PAGES
This Agreement has been entered into on the date stated at the beginning by

SIG Austria Holding GmbH as Pledgor
By:	/s/ Jennie Blizard
	Name:	Jennie Blizard
	Title: Date:	Attorney 14 October 2011

The Bank of New York Mellon
as Collateral Agent and Pledgee

By:	/s/ Catherine F. Donohue

Name: Catherine F. Donohue
Title: Vice President
Date: 14 October 2011

Acknowledged and agreed
SIG Euro Holding AG & Co. KGaA represented by the SIG Reinag AG as its general partner (Komplementär).

By:	/s/ Jennie Blizard

Name: Jennie Blizard
Title: Authorised Signatory
Date: 14 October 2011